Exhibit 99.1

SAKS INCORPORATED CHAIRMAN R. BRAD MARTIN TO

RETIRE FROM MANAGEMENT AND BOARD OF DIRECTORS;

SADOVE TO BECOME CHAIRMAN OF THE BOARD

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (April 19, 2007) – R. Brad Martin, Chairman of the Board of retailer Saks Incorporated (NYSE: SKS) (the “Company” or “Saks”), has advised the Company that he will end his executive responsibilities with the Company, and retire from the Board of Directors, as of May 4, 2007. The Company also announced that its Board of Directors has appointed Chief Executive Officer Stephen I. Sadove as Chairman of the Board to take effect upon Martin’s retirement.

Martin has served as the Company’s Chairman of the Board since 1987, and he served as the Company’s Chief Executive Officer from 1989 to January 2006.

On behalf of the Board of Directors, Ronald de Waal, non-executive Vice Chairman of the Board, added, “We are very grateful for Brad Martin’s leadership and guidance over the past two decades. The Company’s enormous growth over that timeframe certainly was driven by his entrepreneurial leadership and guidance.”

Sadove commented, “Brad Martin has been an invaluable adviser and partner. During Brad’s tenure, the Saks team accomplished a great deal. He was instrumental in creating opportunities for associates and value for shareholders as the Company grew quickly in a highly competitive and consolidating industry, while increasing our share price at an attractive compound rate during this time. Of course, I am honored and excited about the opportunity to expand my role on the Board of Directors.”

Martin noted, “I have enjoyed the myriad of opportunities and challenges at Saks Incorporated and believe we have accomplished much over the last twenty years. Steve Sadove was the right choice to become CEO and is the right choice for the Chairman position as well. He and I have worked closely together – first, as he served as a member of the Board of Directors of the Company and then when he joined our management team in 2002. Steve is a proven leader and talented executive. I believe he is the best person to lead the management and Board of Saks Incorporated now that the streamlined Company’s focus is on Saks Fifth Avenue. I wish Steve and all of the Saks team the best for the future.”

Sadove joined the Company’s management team in January 2002 as Vice Chairman, assumed the additional role of Chief Operating Officer in March 2004, and was named CEO in January 2006. Before joining Saks, Sadove built a distinguished marketing and consumer products career spanning over 25 years with General Foods USA and Bristol-Myers Squibb. Sadove has served on the Company’s Board since 1998.

Mr. de Waal noted, “On behalf of the Board, we are pleased that CEO Steve Sadove will fill the role of Chairman. In my capacity as Vice Chairman of the Board, I have worked very closely with Steve for several years, and I am very confident that he has the background, expertise, and skills necessary to lead our Company and our Board in the years ahead.”

Sadove concluded, “I am very excited about the future of Saks. I am confident that we have the team, strategies, and initiatives in place to meaningfully improve the Company’s operating performance, and I believe that we can create shareholder value with this business.”

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 49 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; and the ultimate impact of incorrect timing of recording of vendor markdown allowances. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended February 3, 2007 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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